April 24, 2003

SENT VIA FACSIMILE AND COURIER

Semotus Solutions, Inc.
16400 Lark Ave., Suite 230
Los Gatos, California 95032

Attention: Tony LaPine


Dear Tony,

Re: NOTICE OF EXERCISE OF OPTION PURSUANT TO STOCK PURCHASE AGREEMENT AMONG APPLICATION DESIGN ASSOCIATES, INC. ("ADA"), SEMOTUS SOLUTIONS, INC. ("SEMOTUS"), JOHN HIBBEN AND 2007978 ONTARIO, INC. (THE "PURCHASER") DATED JANUARY 18, 2002 AS AMENDED FEBRUARY 15, 2002 AND AS FURTHER AMENDED FEBRUARY 28, 2003 (THE "STOCK PURCHASE AGREEMENT").


Pursuant to Section 1.2 of the Stock Purchase Agreement, the Purchaser hereby exercises its option to purchase from Semotus all of the remaining outstanding shares of ADA (being 51% of the issued and outstanding stock of ADA) (the "Option Shares") free and clear of all Encumbrances (as such term is defined in the Stock Purchase Agreement).

The Purchaser hereby confirms that the closing of the purchase of the Option Shares shall be completed no later than July 1, 2003.


Yours truly,

2007978 Ontario, Inc.

/s/ Ted Hastings
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Ted Hastings